                                                                       Exhibit 2


                      AGREEMENT AND PLAN OF REORGANIZATION

                  THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), is made as of March 16, 1999, between Bedford Holdings, Inc., a New Jersey corporation ("Bedford") and O'ZSANOATQURILISHBANK, a joint stock company organized under the laws of Uzbekistan.

                                    RECITALS

         Bedford desires to exchange shares of common stock of Bedford (the "Bedford Shares") for not less than 90%, and up to 100%, of the issued and outstanding common shares and preferred shares of O'ZSANOATQURILISHBANK ("SQ Bank Stock") through an exchange offer (the "Exchange Offer") to be conducted in accordance with Regulation S of the Securities and Exchange Commission ("Regulation S") under the Securities Act of 1933, as amended (the "Securities Act"). Bedford has previously issued 6,000,000 shares of its common stock to SQ Bank as a good faith deposit, based on the assumption that the two companies would merge. Since the parties have negotiated a different arrangement, those shares are being canceled. Bedford is to offer 104.95 shares of its common stock for each outstanding common share of SQ Bank. If the offer is accepted by all of the SQ Bank shareholders, the present shareholders of Bedford (other than SQ
Bank) will own 21,243,500 shares, or 20%, of the outstanding common stock of Bedford and the present shareholders of SQ Bank will own 84,974,000 shares, or 80%, of such outstanding common stock.

         Subject to the terms and conditions of this Agreement, Bedford intends to conduct the Exchange Offer in accordance with the Written Exchange Offer referred to below.

         Following completion of the Exchange Offer, SQ Bank is to use Bedford's Allen & Pierce subsidiary as its exclusive broker for certain transactions and is to recommend Allen & Pierce on an exclusive basis to its customers to perform certain services in the U.S.

         Completion of the Exchange Offer, and the other transactions contemplated by this Agreement are sometimes referred to as the "Proposed Transactions".

         The parties therefore agree as follows:

1.       EXCHANGE OFFER; CLOSING.

         (a) EXCHANGE OFFER. Subject to the terms and conditions of this Agreement, Bedford agrees to conduct the Exchange Offer in accordance with Regulation S and the written Offer of Exchange attached as Exhibit A (the "Written Exchange Offer").

         (b) EXCHANGE AGENT. SQ Bank shall act as exchange agent for the Exchange Offer ("Exchange Agent"). As Exchange Agent, SQ Bank shall transmit to each of its shareholders a copy of the Written Exchange Offer, contact each such shareholder to solicit acceptance of the Written Exchange Offer, act as custodian for the certificates and other documents required to transfer to Bedford ownership of the shares of those shareholders tendering in response to the Written Exchange Offer, and deliver such certificates and documents to Bedford at the Closing on behalf of such shareholders. Following the Closing, it shall distribute to its shareholders accepting the Exchange Offer the Bedford Shares issued in the exchange in proportion to the numbers of SQ Bank shares surrendered by them.

         (c) CLOSING. Subject to the terms and conditions of this Agreement and the Written Exchange Offer, the closing of the Exchange Offer (the "Closing") shall take place at the offices of Bedford as promptly as practicable following the Expiration Date (as defined in the Written Exchange offer) and in accordance with the Written Exchange Offer. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

2. REPRESENTATIONS AND WARRANTIES OF SQ BANK. SQ Bank represents and warrants to Bedford as follows:

         (a) FINANCIAL STATEMENTS, UNDISCLOSED LIABILITIES. SQ Bank has delivered to Bedford copies of its audited consolidated financial statements for the last two fiscal years ended December 31, 1997. Those financial statements have been prepared in accordance with International Accounting Standards ("IAS"), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of IAS. Neither SQ Bank (as defined below) has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by IAS to be set forth on a consolidated balance sheet of SQ Bank or in the notes thereto, other than as set forth in such financial statements.

         (b) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the most recent audited financial statements ("SQ Bank Financial Statement Date") SQ Bank has conducted its business only in the ordinary course (including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition, or results of operations or prospects of SQ Bank (an "SQ Bank Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in an SQ Bank Material Adverse Change,
(b) any split, combination or reclassification of any of SQ Bank's shares of common stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its common stock or preferred stock, (c) any damage, destruction or loss, whether or not covered by insurance, that has or would have been an SQ Bank Material Adverse Effect, (d) any change in accounting methods, principles or practices by SQ Bank materially affecting its assets, liabilities or business, except insofar as may have been required by a change in international accounting principles or (e) any amendment of any employment, consulting, severance, retention or any other agreement between SQ Bank and any officer of SQ Bank, or (f) any redemption of the shares of SQ Bank's capital stock. There is no employment or severance contract, or other agreement requiring payments, or cancellation of indebtedness to which SQ Bank is a party or other obligation required to be made or satisfied by SQ Bank upon a change of control or otherwise as a result of the execution of the Transaction Documents or the consummation of any of the transactions contemplated by the Transactions Documents.

         (c) BOOKS AND RECORDS. The books of account and all other financial records of SQ Bank are true, complete and correct in all material respects, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements delivered by SQ Bank. The minute books and other records of SQ Bank have been made available to Bedford, contain accurate records of all meetings and accurately reflect in all material respects all other actions of the shareholders, the directors and any committees.

         (d) ORGANIZATION AND GOOD STANDING. SQ Bank is a joint stock company duly organized, validly existing and in good standing under the laws of Uzbekistan and has all requisite corporate power and authority to own, operate, lease and encumber its properties and assets and to carry on its business as it is now being conducted. SQ Bank's business and properties are such as not to require registration, licensing or qualification to do business as a foreign corporation in any country outside Uzbekistan. SQ Bank has delivered to Bedford true, complete and correct copies of the Certificate of Incorporation of SQ Bank and its Bylaws (or equivalent documents), in each case, as amended and/or restated.

         (e) CAPITALIZATION OF SQ BANK. The authorized stock of SQ Bank consists of 970,000 shares of SQ Bank Common Stock and 30,000 shares of preferred stock ("SQ Bank Preferred Stock"), both with a par value of UZSoums 1,000. As of the date hereof, there are 785,244 shares of SQ Bank Common Stock issued and outstanding and 24,456 shares of SQ Bank Preferred Stock issued and outstanding. All such shares have been duly authorized and are validly issued, fully paid and nonassessable and are free of preemptive rights with no personal liability attaching to the ownership thereof. SQ Bank has no shares of treasury stock.

         (f) NO SUBSIDIARIES. SQ Bank has no subsidiaries. "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns a majority of the capital stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

         (g) OPTIONS. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which SQ Bank is a party or by which such entity is bound, obligating SQ Bank to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of stock, voting securities or other ownership interest of SQ Bank or obligating SQ Bank to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to SQ Bank).

         (h) AUTHORITY OF SQ BANK. SQ Bank has all requisite corporate power and authority to execute and deliver this Agreement, and any other documents contemplated by this Agreement or such documents or the transactions contemplated thereby (the

"Transaction Documents"), to consummate the transactions contemplated by the Transaction Documents and to take all other actions required to be taken by them pursuant to the provisions hereof and thereof. The execution, delivery and performance by SQ Bank and the consummation by SQ Bank of the transactions contemplated by the Transaction Documents, have been approved by all requisite corporate action of SQ Bank, and no other corporate proceedings on the part of SQ Bank are necessary to authorize the execution, delivery and performance of the Transaction Documents. The Transaction Documents have been duly and validly executed and delivered by SQ Bank, and constitute valid and binding agreements of SQ Bank, enforceable against SQ Bank in accordance with their respective terms.

         (i) CONSENTS AND APPROVALS; NO VIOLATIONS. No filing or registration with, and no consent, authorization, declaration or approval of, any governmental body, court, arbitration board, tribunal or authority ("Governmental Entity"), or any third party, is necessary for the execution, delivery and performance by SQ Bank or its shareholders of the Transaction Documents or the consummation of the transactions contemplated thereby. The execution, delivery and performance by SQ Bank of the Transaction Documents and the transactions contemplated thereby, will not (i) constitute any violation or breach of any provision of the charter or By-laws of SQ Bank , or (ii) constitute any violation or breach of any provision of, or constitute a default (or an event which, with the giving of notice or the passage of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any liens, pledges, mortgages, deeds of trust, security interests, claims against title, charges, options or other encumbrances ("Encumbrances") upon any of the assets of SQ Bank under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions under (A) the Certificate of Incorporation or the By-laws of SQ Bank or the comparable charter or organizational documents, each as amended or supplemented to the date of this Agreement, or (B) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, license, franchise, permit, concession, contract, or other instrument, or other obligation to which SQ Bank is a party, or by which SQ Bank, or any of its properties is bound or affected, or (iii) conflict with or constitute any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to SQ Bank.

         (j) ASSETS AND LIABILITIES. SQ Bank has good and valid title to all assets used in its business, free and clear of any Encumbrances. The assets reflected on the balance sheet being delivered pursuant to Section 2(a) hereto constitute all of the assets used in, and are sufficient for, the operation of SQ Bank's business as it is presently conducted.

         (k) CONTRACTS; DEBT INSTRUMENTS. SQ Bank has not received a written notice that SQ Bank is in violation of or in default under (nor to the best knowledge of SQ Bank does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the best knowledge of SQ Bank does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not have a material adverse effect on the business, assets, properties, financial condition or results of operations of SQ Bank (an "SQ Bank Material Adverse Effect"). SQ Bank is not in default under any such loan or credit agreement, note, bond, mortgage, indenture or any other agreement.

         (l) RELATED PARTY TRANSACTIONS. There are no arrangements, agreements and contracts entered into by SQ Bank with (a) any consultant, (b) any person who is an officer, director, employee, Affiliate or shareholder of SQ Bank, any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate or shareholder, officer, director or employee. "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

         (m) LITIGATION. There are no actions, suits or proceedings pending, or to the best knowledge of SQ Bank, threatened in writing against or affecting SQ Bank, at law or in equity, that individually or in the aggregate, could reasonably be expected to (i) have an SQ Bank Material Adverse Effect, or (ii) prevent the consummation of any of the transactions contemplated by the Transaction Documents, nor are there any orders, injunctions, judgements or decrees of any court, arbitrator or other Governmental Entity, to which SQ Bank is or has been a party or by which SQ Bank's properties are, or have been, bound or which, insofar as reasonably can be foreseen in the future would have, any such effect.

         (n) COMPLIANCE WITH APPLICABLE LAW. SQ Bank is not in violation of any order of any Governmental Entity, or any law, ordinance, governmental rule or regulation ("Laws") to which SQ Bank is subject, except for such violations that, individually or in the aggregate would not have an SQ Bank Material Adverse Effect.

         (o) NO BROKERS, FINDERS OR INVESTMENT BANKERS. Neither SQ Bank, nor any of its officers or directors, has employed any broker or finder or investment banker or incurred any liability which remains unsatisfied for any brokerage or finder's fee or commission or similar payments in connection with this Agreement and the transactions contemplated hereby.

         (p) SEVERANCE ARRANGEMENTS. There are no severance agreements or severance policies applicable to employees of SQ Bank.

         (q) ACCESS TO RECORDS. SQ Bank has been afforded full and complete access to all information and other materials relating to Bedford and its affiliates and the properties, business, financial condition and operations of Bedford and any other matters, relating to Bedford or the Transaction Documents and the transactions contemplated thereby which SQ Bank has requested, or deemed necessary in evaluating the merits and risks of the transactions contemplated hereby and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any information provided.

         (r) RECEIPT OF WRITTEN EXCHANGE OFFER. SQ Bank has received and reviewed copies of the Written Exchange Offer. Such Written Exchange Offer does not contain an untrue statement of a material fact relating to SQ Bank or its officers, directors or stockholders or omit to state any material fact relating to SQ Bank or its officers, directors or stockholders required to be stated herein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3. REPRESENTATIONS AND WARRANTIES OF BEDFORD. Bedford represents and warrants to SQ Bank as follows:

         (a) FINANCIAL STATEMENTS, UNDISCLOSED LIABILITIES. Bedford has delivered to SQ Bank copies of its audited consolidated financial statements for the last three fiscal years ended December 31, 1998. Those financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP. Neither Bedford nor any of Bedford Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Bedford or in the notes thereto) other than as set forth in such financial statements.

         (b) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the most recent audited financial statements ("Bedford Financial Statement Date") Bedford and Bedford Subsidiaries have conducted their business only in the ordinary course (including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition, or results of operations or prospects of Bedford and Bedford Subsidiaries taken as a whole (a "Bedford Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Bedford Material Adverse Change, (b) any split, combination or reclassification of any of Bedford's shares of Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its Common Stock or any issuance of an ownership interest in, any Bedford Subsidiary, (c) any damage, destruction or loss, whether or not covered by insurance, that has or would have been a Bedford Material Adverse Effect, (d) any change in accounting methods, principles or practices by Bedford or any Bedford Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles ("GAAP") or (e) any amendment of any employment, consulting, severance, retention or any other agreement between Bedford or any Bedford Subsidiary and any officer of Bedford or any Bedford Subsidiary, or (f) any redemption of the shares of Bedford's capital stock. There is no employment or severance contract, or other agreement requiring payments, or cancellation of indebtedness to which Bedford or a Bedford Subsidiary is a party or other obligation required to be made or satisfied by Bedford or any Bedford Subsidiary upon a change of control or otherwise as a result of the execution of the Transaction Documents or the consummation of any of the transactions contemplated by the Transactions Documents.

         (c) ORGANIZATION AND GOOD STANDING. (i) Bedford is a corporation duly formed and existing by virtue of the laws of the State of New Jersey and is in good standing with the State Department of Taxation of New Jersey and (ii) Bedford has all requisite trust power to own and operate, lease and encumber its properties and assets and to carry on its business as it is now being conducted.

         (d) CAPITALIZATION OF BEDFORD. The authorized shares of beneficial interest of Bedford consist of 40,000,000 shares of common stock, without par value. As of December 31, 1998, Bedford had issued and outstanding 27,243,500 shares of such common stock. All of the issued and outstanding shares of common stock of Bedford have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding options or warrants to purchase shares of common stock of Bedford.

         (e) AUTHORITY OF BEDFORD. Bedford has all requisite trust power and authority to execute and deliver this Agreement and the other Transactions Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents and to take all other actions required to be taken by it pursuant to the provisions hereof and thereof. The execution, delivery and performance by Bedford of this Agreement and the other Transaction Documents and the consummation by Bedford of the transactions contemplated by this Agreement and the other Transaction Documents have been duly and validly authorized and approved by all requisite trust action of Bedford and no other trust proceedings on the part of Bedford are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents or to consummate the transactions contemplated thereby. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by Bedford and constitute valid and binding agreements of Bedford enforceable against Bedford in accordance with their terms.

         (f) CONSENTS AND APPROVALS; NO VIOLATIONS. No filing or registration with, and no consent, authorization, declaration or approval of, any Governmental Entity, or any third party, is necessary for the execution, delivery and performance by Bedford of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Neither the execution, delivery and performance by Bedford of this Agreement or the other Transaction Documents nor the consummation by Bedford of the transactions contemplated by this Agreement or the other Transaction Documents will (i) conflict with or constitute any violation or breach of any provision of the Certificate of Incorporation of Bedford, (ii) conflict with or constitute any violation or breach of any provision of, or constitute a default (or an event which, with the giving of notice or the passage of time or both) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any encumbrances upon any of the properties of Bedford under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any agreement, or any license, franchise, permit, concession, lease, contract, or other instrument, or other obligation to which Bedford is a party, or by which Bedford or any of its properties is bound or affected or (iii) conflict with or constitute any violation of any judgment, order, decree, statute, law, ordinance rule or regulation applicable to Bedford.

         (g) NO BROKERS, FINDERS OR INVESTMENT BANKERS. Neither Bedford, nor any of its officers or directors has employed any broker or finder or investment banker or incurred any liability which remains unsatisfied for any brokerage or finder's fee or commission or similar payments in connection with this Agreement and the transactions contemplated hereby.

         (h) RESPONSES FROM SQ BANK. Bedford has had the opportunity to ask and have answered any questions concerning the financial condition, business or operations or any other matter with respect to SQ Bank or with respect to the merits and risks of an acquisition of SQ Bank common stock, and Bedford has received complete and satisfactory answers to all such questions.

4.       COVENANTS.

         (a)      CONDUCT OF BUSINESSES.

         (i) Prior to the Closing, unless the other party has consented in writing thereto, Bedford and SQ Bank:

                  (A) Shall use their reasonable best efforts, and shall cause each of their respective Subsidiaries to use their reasonable best efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

                  (B) Shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of their businesses or in the operation of their properties, any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of or before any Governmental Entity, or the breach in any material respect of any representation or warranty contained herein;

         (ii) Prior to the Closing Date, unless Bedford has consented in writing thereto, SQ Bank shall, shall cause SQ Bank to:

                  (A) Conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                  (B) Not amend its Certificate of Incorporation or Bylaws or other organizational documents, in each case as amended, supplemented and/or restated to the date hereof;

                  (C) Not (i) issue any shares of its capital stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of their capital stock, (iii) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, or
(iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

                  (D) Not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action except for the redemption of the SQ Bank Preferred Stock, if required, in accordance with its terms; and

                  (E) Not sell, lease or otherwise dispose of, except in the ordinary course of business, any of its assets which are material, individually or in the aggregate;

                  (F) Not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent audited consolidated financial statements (or the notes thereto) of SQ Bank delivered to Bedford in accordance with Section 2(a) hereof or incurred in the ordinary course of business consistent with past practice;

                  (G) Not enter into any commitment, contract or agreement other than in the ordinary course of business; and

                  (H) Not enter into any commitment, contract or agreement with any officer, director, consultant or affiliate of SQ Bank.

         (b) CHANGES IN CAPITALIZATION. Prior to the Closing Date, unless SQ Bank has consented in writing thereto, Bedford shall not effect any stock split, reverse stock split, recapitalization or other similar transactions. SQ Bank consents to an amendment of Bedford's Certificate of Incorporation to increase its authorized shares of common stock in an amount sufficient to carry out the exchange offer.

         (c) FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, each of the parties hereto shall: (a) use all reasonable best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Closing Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing Date from, governmental entities in connection with the execution and delivery of this Agreement and the consummation of the Proposed Transactions and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (b) use all reasonable best efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to SQ Bank and Bedford necessary to effectuate the Proposed Transactions, and (c) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the Proposed Transactions. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of SQ Bank and Bedford shall take all such necessary action.

         (d) INSPECTION OF RECORDS; OPPORTUNITY TO ASK QUESTIONS. From the date hereof to the Closing, SQ Bank shall allow all designated officers, attorneys, accountants and other representatives of Bedford access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of SQ Bank. SQ Bank will continue to cause the managerial employees, counsel, regular independent certified public accountants and consultants of SQ Bank to be available upon reasonable notice to answer questions of Bedford and its duly authorized representatives. Any investigation carried out by Bedford or its authorized representatives shall not affect or mitigate SQ Bank's covenants, representations and warranties in this Agreement, which shall continue in full force and effect.

         (e) PUBLICITY. Bedford and SQ Bank shall, subject to their legal obligations (including requirements of stock regulatory organizations and other similar regulatory bodies) consult with each other before issuing any press release or making any other public statement, or making any disclosure to any third party, with respect to the Proposed Transactions, and shall not issue any such press release, make any such public statement, or make any such disclosure, without the prior written consent of the other party which consent shall not be unreasonably withheld. It is further agreed that in determining whether or not a press release or other public statement or disclosure should be issued or made and its contents, the overriding concerns shall be that Bedford is a public company and its obligations as a result thereof and all issues shall be resolved with that in mind.

         (f) LISTING APPLICATION. SQ Bank understands that because of the limited "float" of Bedford's common shares, and the restrictions on trading which are required to comply with Regulation S, Bedford's common shares will not be immediately eligible for listing on the New York Stock Exchange or any other exchange for some time. As soon as these limitations cease to apply and the public float is sufficient to permit listing, Bedford shall promptly prepare and submit to the NYSE or another national securities exchange a listing application covering Bedford Common Shares, and shall use all reasonable efforts to obtain approval for the listing of such Bedford Common Shares on such exchange.

         (g) FURTHER ACTION. Each party hereto shall, subject to the fulfillment at or before the Closing Date by the other party of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Proposed Transactions.

         (h) SALE OF SECURITIES OF BEDFORD. SQ Bank understands that its shareholders will not be entitled to sell or transfer, directly or indirectly, any Bedford Common Shares held by those shareholders, directly or indirectly, for a period of two years from the Closing Date, except in offshore transactions as defined in Regulation S of the U.S. Securities and Exchange Commission (the "Commission"), in limited quantities after 1 year in accordance with Rule 144 of the Commission, or pursuant to another exemption from the registration requirements of the Securities Act of 1933, as amended. and certificates for the Bedford Shares shall bear restrictive legends to the effect of the foregoing.

5.       CONDITIONS.

         (a) CONDITIONS TO EACH PARTY'S OBLIGATION TO CONSUMMATE THE EXCHANGE OFFER. The respective obligation of each party to consummate the Exchange Offer shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (i) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the Proposed Transactions. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such injunction lifted.

                  (ii) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental entity or third parties required in connection with the Proposed Transactions which are to occur before the Closing Date shall have been obtained or made.

                  (iii) Each party shall have delivered all such documents or certificates and disclosed such information as the other party may reasonably request.

         (b) CONDITIONS TO OBLIGATIONS OF BEDFORD TO CONSUMMATE THE EXCHANGE OFFER. The obligation of Bedford to consummate the Exchange Offer shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless waived by Bedford:

                  (i) Bedford shall have reasonably satisfied itself that any approvals and other requirements of the governments of the U. S. and Uzbekistan for consummation of the transactions contemplated by this Agreement have been received or complied with.

                  (ii) There shall not have occurred any social or political development in Uzbekistan which, in the sole judgment of Bedford, would have a material adverse effect on the prospective operations of SQ Bank or on the ability of the parties to achieve the benefits contemplated by this Agreement.

                  (iii) SQ Bank shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing and the representations and warranties of SQ Bank contained in this Agreement (without giving effect to any materiality qualifications or exceptions contained therein) shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and Bedford shall have received a certificate of the President or a Vice President of SQ Bank, dated the Closing Date, certifying to such effect;

                  (iv) Any waiver or consent of the holders of the SQ Bank Preferred Stock, or of any indebtedness of SQ Bank, required in connection with the Proposed Transactions shall have been obtained.

                  (v) From the date of this Agreement through the Closing, there shall not have occurred any change in the financial condition, business, operations or prospects of SQ Bank that would have or would be reasonably likely to have an SQ Bank Material Adverse Effect.

                  (vi) Holders not less than 90% of SQ Bank's common stock shall have tendered their shares for acceptance in accordance with the Written Exchange Offer.

                  (vii) Bedford shall have entered into an employment agreement reasonably satisfactory to it with Robert Samila. SQ Bank understands that such agreement will provide that Mr. Samila shall not be discharged without cause for a term of 10 years after the Closing Date.

6.       TERMINATION.

         (a) TERMINATION BY MUTUAL CONSENT. This Agreement and the Exchange Offer may be terminated at any time prior to the Closing Date, by the mutual written consent of Bedford and SQ Bank.

         (b) TERMINATION BY SQ BANK OR BEDFORD. This Agreement may be terminated and the Exchange Offer may be terminated by action of the Board of Directors of SQ Bank or the Board of Directors of Bedford if (a) the Exchange Offer shall not have been consummated by December 31, 1999, or (b) a United States federal or state court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such order, decree, ruling or injunction; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

         (c) TERMINATION BY SQ BANK. This Agreement may be terminated and the Exchange Offer may be terminated at any time prior to the Closing Date, by action of the Board of Directors of SQ Bank, if (a) there has been a breach by Bedford of any representation or warranty contained in this Agreement which would have or would be reasonably likely to materially impair Bedford's ability to consummate the transactions contemplated by the Transaction Documents, which breach is not curable by the 15th day prior to the Closing Date, (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Bedford, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by SQ Bank to Bedford, or (v) any restriction materially adversely affecting the Proposed Transactions which was not in effect on the date hereof shall have become effective.

         (d) TERMINATION BY BEDFORD. This Agreement and the Exchange Offer may be terminated at any time prior to the Closing Date, if (a) after the date hereof: (v) any restriction materially adversely affecting the Proposed Transactions which was not in effect on the date hereof shall have become effective; (b) there has been a breach by SQ Bank of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an SQ Bank Material Adverse Effect or, materially impair SQ Bank's or its shareholders' ability to consummate the transaction contemplated by the Transaction Documents, which breach is not curable by the 15th day prior to the Closing Date, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of SQ Bank which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Bedford to SQ Bank .

         (e) EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the termination of the Exchange Offer pursuant to this
Article 6, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 8. Upon termination of this Agreement for any reason, the shares previously delivered to SQ Bank as a good faith deposit shall be canceled and certificate for such shares shall be surrendered to Bedford for cancellation.

         (f) EXTENSION; WAIVER. At any time prior to the Closing Date, any party hereto, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

7.       POST-CLOSING TRANSACTIONS.

         (a) DESIGNATION OF BEDFORD TO PERFORM CERTAIN SERVICES. For a period of 24 months after the Closing, SQ Bank shall use Bedford as its exclusive broker for all of its securities and commodities transactions (including foreign exchange and other futures transactions) to be executed in the U.S. market, and shall recommend Allen & Pierce to its customers to provide securities and commodities brokerage, capital raising and other investment and financial services in the U.S. which Allen & Pierce is capable of providing.

         (b) FINANCING TO BE RAISED BY BEDFORD. During the 24 months after the Closing, Bedford shall use its best efforts to raise financing or earn as commissions or otherwise an aggregate of not less than $30 million. For purposes of this computation, any commitment to contribute cash in the future shall be deemed to have been raised during the 24 month period if the commitment is made during such 24 month period and Bedford is entitled to require payment of such cash within 36 months after the Closing. In the event Bedford does not reach such $30 million target, Bedford shall at the end of such 24 month period issue additional shares to holders of shares issued to the former shareholders of SQ Bank, in proportion to such shares held by them in the Company at the time, in a number sufficient to increase the percentage ownership of such holders to a percentage equal to the percentage of the outstanding common stock of Bedford originally issued to them, plus 16% multiplied by a fraction of which the numerator is the actual amount earned or raised by Bedford and the denominator is $30 million. For example, if all of the SQ Bank shareholders were to accept the Exchange Offer, and the aggregate amount earned and otherwise raised were $15 million, the percentage owned by holders of the shares issued to the former SQ Bank shareholders would be increased to 88%.

         (c) DESIGNATION OF DIRECTORS. Promptly after the closing, the Board of Directors of Bedford shall be reconstituted to consist of 5 directors nominated by SQ Bank and 2 directors nominated by Bedford. For so long as any one of the present shareholders of Bedford continues to hold at least 10% of Bedford's outstanding common stock, SQ Bank and its management will use their best efforts to nominate for election to the board of directors of Bedford at least two directors designated by that shareholder. It is understood that prior to the Closing Bedford intends to amend its Certificate of Incorporation to provide that certain major transactions will require the consent of the entire Board of Directors.

8.       INDEMNIFICATION.

         (a) BY BEDFORD. Bedford agrees to indemnify and hold harmless SQ Bank and its shareholders and their respective Affiliates, and their respective shareholders, partners, directors, officers, employees, agents, successors and assigns (each an "indemnified person") from and against, and to reimburse any such indemnified person when incurred with respect to, any and all Losses incurred by such indemnified person by reason of or arising out of or in connection with (i) the breach of any representation or warranty made by or on behalf of Bedford contained in this Agreement, any other Transaction Document or any exhibit hereto or thereto or in any schedule or certificate furnished or to be furnished to the SQ Bank shareholders pursuant to or in connection with this Agreement, any other Transaction Document or any of the transactions hereby contemplated, (ii) the failure of Bedford to perform any agreement required by this Agreement or any other Transaction Document to be performed by it.

         (b) BY SQ BANK. SQ Bank agrees to indemnify and hold harmless Bedford and its Affiliates, shareholders, partners, trustees, directors, officers, employees, agents, successors and assigns (each an "indemnified person") from and against, and to reimburse any such indemnified person when incurred with respect to, any Losses incurred by such indemnified person by reason of or arising out of or in connection with (i) the breach of any representation or warranty made by or on behalf of the SQ Bank contained in this Agreement, any other Transaction Document or any exhibit hereto or thereto or in any schedule or certificate furnished or to be furnished to Bedford pursuant to or in connection with this Agreement, any other Transaction Document or any of the transactions hereby contemplated, (ii) the failure of SQ Bank to perform any agreement required by this Agreement or any other Transaction Document to be performed by it.

9.       GENERAL PROVISIONS.

         (a) SURVIVAL. All statements, certifications, indemnifications, representations and warranties made hereby by the parties to this Agreement, and their respective covenants, agreements and obligations to be performed pursuant to the terms hereof, shall survive the Closing, notwithstanding any examination by or on behalf of any party hereto, notwithstanding any notice of a breach or of a failure to perform not waived in writing and notwithstanding the consummation of the transactions hereby contemplated with knowledge of such breach or failure, and the representations and warranties made hereby by the parties shall terminate on the second anniversary of the Closing Date, except to the extent a party gives written notice to the other parties of any breach thereof on or before such date, and then only with respect to the matters described in such notice; provided, however, that nothing herein contained shall modify or be construed to modify in any respect whatsoever any covenant, agreement or obligation to be performed by any party pursuant to the provisions of this Agreement.

         (b) NOTICES. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

                           If to Bedford:

                           Bedford Holdings, Inc.
                           90 West Street
                           New York NY 10006

                           Attention: Leon Zapoll

                           With a copy to:

                           David C. Thomas
                           1 Old Country Road
                           Carle Place, New York 11514

                           If to SQ Bank:

                           O'zsanoatqurilishbank
                           700000 Tashkent
                           GSP
                           Abdulla Tukay St, 3

                           With a copy to:

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

         (c) ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         (d) ENTIRE AGREEMENT. This Agreement, the Exhibits and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         (e) AMENDMENT. This Agreement may be amended by the parties hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         (f) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws. SQ Bank hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum.

         (g) COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         (h) HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         (i) INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

         (j) WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         (k) INCORPORATION. All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         (l) SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         (m) ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any New York Court, this being in addition to any other remedy to which they are entitled at law or in equity.

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.



                                         BEDFORD HOLDINGS, INC.



                                         By: _________________________

                                         Name:

                                         Title:



                                          SQ Bank



                                         By: __________________________

                                         Name:

                                         Title:

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS (OTHER THAN DISTRIBUTORS) UNLESS THE SECURITIES ARE REGISTERED UNDER THAT ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THAT ACT IS AVAILABLE. HEDGING TRANSACTIONS INVOLVING THOSE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THAT ACT.


                                OFFER OF EXCHANGE

GENERAL

         Bedford Holdings, Inc. ("Bedford") hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, to exchange 104.95 shares of its common stock ("Bedford Shares") for each outstanding share of common stock or preferred stock of O'ZSANOATQURILISHBANK ("SQ Bank Share"), validly tendered on or prior to the Expiration Date and not properly withdrawn. The exchange is to be made as provided in an Agreement and Plan of Reorganization between Bedford and O'ZSANOATQURILISHBANK (the "Bank"). The purpose of the Offer is to enable Bedford to acquire not less than 90% and up to 100% of the outstanding SQ Bank Shares. If the offer is concluded, the Bank will become a subsidiary of Bedford; if all of the shareholders of the Bank accept the Offer, the present shareholders of the Bank will own 80% of the common stock of Bedford.

BEDFORD HOLDINGS, INC.

Bedford was established in 1996 as a holding company for Allen & Pierce Securities, Inc., a U.S. broker-dealer ("Allen & Pierce"), and with a view toward acquiring other businesses. Allen & Pierce was established by Mr. Leon Zapoll, a former Russian citizen, to engage in a general securities and commodities brokerage business, and has been in business since 1989. It is registered as a securities broker-dealer with the U.S. Securities and Exchange Commission and as a commodities introducing broker with the U.S. Commodities Futures Trading Corporation.

With the disintegration of the former USSR and the opening of the Russian economy in the early 1990s Bedford saw an opportunity to take advantage of Mr. Zapoll's language and knowledge of the countries of the CIS to develop a new source of brokerage business. Mr. Zapoll traveled extensively in Russia and Uzbekistan in the early 1990s and was successful in developing a significant number of new trading accounts which, over the next several years yielded substantial commission revenues. With the turmoil in the Russian economy of the mid to late 1990s Russian government severely restricted the ability of Russian citizens to maintain securities and commodities trading accounts abroad. This restriction, coupled with substantial losses suffered by certain of Bedford's customers, resulted in a precipitous drop in Bedford's commission revenues. In late 1997

Bedford began to develop a new business strategy designed to take advantage of the contracts Mr. Zapoll had made through travels in the CIS. Mr. Zapoll had found that in both Russia and Uzbekistan privatization was creating a large number of private business enterprises with one thing in common -- a serious and immediate need for capital. The strategies which Bedford devised was to use Bedford's "window to Wall Street" as a broker-dealer to open access to the U.S. capital market for these companies.

Bedford has selected Uzbekistan as having the most promising combination of business enterprises and government policies toward outside capital. In early 1998 Bedford began discussions with the Bank with a view toward creating an opening to the U.S. capital markets for the bank and its customers.

In March, 1999 Bedford entered into an Agreement and Plan of Reorganization under which it agreed to offer to exchange shares representing 80% of its outstanding common stock for the outstanding common shares of the Bank.

The Agreement and Plan of Reorganization requires that for a period of 24 months after the Closing, the Bank shall use Allen & Pierce as its exclusive broker for all of its securities and commodities transactions (including foreign exchange and other futures transactions) to be executed in the U.S. market, and shall recommend Allen & Pierce to its customers to provide securities and commodities brokerage, capital raising and other investment and financial services in the U.S. which Allen & Pierce is capable of providing.

Following the exchange, if it is successful, Bedford intends to offer, through Allen & Pierce, a wide variety of financial services to the Bank's customers. The services are expected to include identifying potential U.S. joint venture partners for such customers, advice concerning, and structuring of, investment in such companies, and general brokerage services for the purchase of U.S. debt and equity securities and commodities futures. It is expected that initially Bedford's efforts will focus primarily on foreign exchange brokerage for the Bank, and identifying joint venture partners and raising investment capital in the private market for the Bank's customers.

The Agreement and Plan of Reorganization requires that during the initial 24 months after closing of the exchange Bedford must earn or raise not less than $30 million in capital. In the event that Bedford is not successful in raising this minimum amount, the former shareholders of the Bank will be entitled to additional shares of Bedford's common stock in amounts depending upon the shortfall. The number of additional shares is determined by multiplying 16% of Bedford's outstanding common stock by a fraction of which the numerator is the amount raised by Bedford and the denominator is $30 million. The maximum additional amount which such shareholders may receive (if all of such shareholders accept the exchange offer) is the number of shares required to bring their interest to 96% of the outstanding capital stock of the Bedford.

The Bank will act as Exchange Agent and will be responsible for transmitting to each of its shareholders a copy of this Exchange Offer, contacting each such shareholder to solicit acceptance of the Exchange Offer, acting as custodian for the certificates and other documents required to transfer to Bedford ownership of the shares of those shareholders tendering in response to the Exchange Offer, and delivering such certificates and documents to Bedford at the Closing on behalf of such shareholders. Following the Closing, the Bank is also to distribute the Bedford Shares to its shareholders accepting the Exchange Offer in proportion to the numbers of the Bank shares surrendered by them.

Bedford is also in the process of installing an online trading system in the Internet's World Wide Web. Unlike most smaller brokerage firms with an online presence, the system being installed by Bedford will provide for execution of both securities and commodities trades. The Web page will appear in four languages - English, French, Russian and either German or Chinese. Bedford believes that in many cases high net worth individuals whose first language is not English, and companies owned by such individuals, are more comfortable dealing in their native language in financial matters and will find Bedford's system attractive.

REASONS FOR THE EXCHANGE

Bedford's management believes that the proposed exchange will be beneficial for the Bank, for Bedford and for the Bank's shareholders.

CAPTURE COMMISSIONS ON SECURITIES AND COMMODITIES TRANSACTIONS MADE BY THE BANK

At the present time the Bank pays a commission to a U.S. broker on each securities, commodities or foreign exchange futures transaction executed for it in the U.S. markets. Bedford's Allen & Pierce subsidiary is licensed both as a securities broker and as a commodities broker. By carrying out its U.S. securities and commodities transactions through Allen & Pierce, the Bank will effecively recapture up to 80% of these commissions for the benefit of the Bank's shareholders.

PROVIDE A WINDOW TO U.S. FINANCIAL MARKETS FOR CUSTOMERS OF THE BANK

The Bank's customers include some of the largest business enterprises in Uzbekistan, as well as a number of smaller business enterprises. With the opening of world markets accompanying privatization, these customers will increasingly be facing competition both within the country and from companies located abroad. In order to effectively compete in a more open market, major infusions of capital are required to modernize machinery, equipment and computer systems. While the Bank is in a position to satisfy many of its customers' borrowing requirements, it does not have direct access to the international markets for equity capital. Without an adequate equity capital base, the amount these customers can borrow is limited.

In recent years foreign investment by U.S. businesses has increasingly been made in the form of joint ventures, in which the U.S. business may contribute either cash or technology, know-how or equipment. In order to attract capital in the form of joint venture investments, it is important that the local company be able to identify an appropriate U.S. partner and explain to the potential partner the advantages of the proposed venture.

New York is perhaps the leading center today for raising equity capital. Its investment banking firms are constantly seeking potentially profitable enterprises in order to offer shares of those enterprises to the public. In addition, a number of private investors, including both individuals and investment funds are actively looking for investment opportunities in non-public companies which they hope will eventually be sold to the public.

In the U.S., offerings of stock in both the public and private market are subject to regulation by both the national government and the 50 states. Anyone participating in the distribution of securities of other companies on a regular basis is required to be registered, and is subject to detailed rules and supervision of its activities. As a registered securities broker-dealer and a member of the National Association of Securities Dealers, Inc., Allen & Pierce is authorized to participate in the distribution of securities, and has contacts in the investment banking business with larger investment banks that carry out public offerings on a regular basis. As a result, it is in a position to provide a variety of financial services to the Bank's customers, including identifying potential U.S. joint venture partners, advice concerning, and structuring of, investment by U.S. investors, and general brokerage services for the purchase of U.S. debt and equity securities. Insofar as access to the public market is desired by these customers, Bedford anticipates introducing the customers to major and middle-level U.S. underwriters and participating as one of a number of a members of the selling syndicate.

PROVIDE THE BANK'S SHAREHOLDERS WITH A MARKET FOR THEIR SECURITIES

At the present time there is no way that the Bank's shareholders can easily and quickly sell their shares in the Bank for cash. The proposed exchange will give shareholders of the Bank stock in a publicly traded U.S. company.

In the U.S., shares of an actively traded public company can be quickly sold, either to a securities firm acting as a "market-maker" (for shares not listed on a stock exchange), or on the stock exchange (for shares listed on the exchange). Because of the requirements of U.S. law, the Bedford Shares received in the exchange will not be immediately tradable in the U.S. market. However, after the shares have been held for 1 year they may be sold in limited quantities through a broker, and after they have been held for 2 years they may be sold in unlimited quantities. Prior to the one or two-year periods referred to above, holders will be able to sell their Bedford Shares only in "offshore transactions" - essentially transactions with non-U. S. persons, who will remain subject to the same restrictions. At the present time, Bedford's size and the limited number of shares in the hands of the public prevent it from being listed on the New York Stock Exchange. Following completion of the Exchange Offer, the size will be sufficient to apply for listing, but the number of shares in the hands of the U.S. public and eligible for trading in the U.S. will not be sufficient until more of its shares enter the U.S. market either through sales by former SQ Bank shareholders or by other means. Under the Exchange

Agreement, Bedford is required to apply for New York Stock Exchange listing as promptly as practicable after it becomes eligible for such listing.

CONDITIONS TO THE OFFER.

The exchange offer is subject to a number of conditions, including the following:

(i) Bedford shall have reasonably satisfied itself that any approvals and other requirements of the governments of the U. S. and Uzbekistan for consummation of the transactions contemplated by this offer have been received or complied with.

(ii) There shall not have occurred any social or political development in Uzbekistan which, in the sole judgment of Bedford, would have a material adverse effect on the prospective operations of the Bank or on the ability of the parties to achieve the benefits contemplated by the Agreement and Plan of Organization;

(iii) The Bank shall have performed its agreements contained in the Agreement and Plan of Reorganization required to be performed on or prior to the Closing and the representations and warranties of the Bank contained in the Agreement and Plan of Reorganization (without giving effect to any materiality qualifications or exceptions contained therein) shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date.

(iv) Any waiver or consent of the holders of the SQ Bank Preferred Stock, or of any indebtedness of the Bank, required in connection with the proposed transactions shall have been obtained.

(v) There shall not have occurred any change in the financial condition, business, operations or prospects of the Bank and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a material adverse effect on the business, financial condition, or results of operations or prospects of the Bank and its subsidiaries taken as a whole.

(vi) Holders not less than 90% of the Bank's common stock shall have tendered their shares for acceptance in accordance with this offer (the "Minimum Tender Condition").

(vii) Bedford shall have entered into an employment agreement reasonably satisfactory to it with Robert Samila, the person holding certain licenses essential to Bedford's operations as a broker-dealer. That agreement is expected to provide that Mr. Samila shall not be discharged without cause for a term of 10 years after the Closing Date.

(viii) Neither Bedford nor the Bank shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the Proposed Transactions.

         This offer is made only to holders of SQ Bank Shares who are not "U.S. persons" as defined in Regulation S of the U.S. Securities and Exchange Commission. Each person tendering SQ Bank Shares will be required to certify that he is not a U.S. person and is not acquiring the securities for the account or benefit of any U.S. person.

TIMING OF THE OFFER

         The Offer is currently scheduled to expire on the 90th day after the date of this Offer of Exchange; however, Bedford has the right, subject to the Agreement, to extend or amend the Offer at any time or from time to time, as the case may be, and may choose to extend the Offer as necessary until all conditions to the Offer have been satisfied or waived. Bedford may also terminate the Offer if the conditions precedent to the Offer have not been satisfied.

EXTENSION, TERMINATION AND AMENDMENT

         Bedford also reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for, exchange of, any SQ Bank Shares for Bedford shares pursuant to the Offer, or, subject to the provisions of the Agreement, to terminate the Offer and not accept for exchange, or exchange, any SQ Bank Shares for Bedford Shares not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Offer to be satisfied, or for any other reason and (ii) to waive any condition or, subject to the Agreement, otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Exchange Agent and by making a public announcement thereof. Any such extension, termination, amendment or delay will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Tashkent time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law and without limiting the manner in which Bedford may choose to make any public announcement, Bedford shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to Business News in the US. During any such extension, all SQ Bank Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering SQ Bank shareholder to withdraw his or her SQ Bank Shares.

         Bedford confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Bedford will extend the Offer for at least 10 days. If, prior to the Expiration Date, Bedford shall increase or decrease the percentage of SQ Bank Shares being sought or the consideration offered to holders of SQ Bank Shares, such increase or decrease shall be applicable to all holders whose SQ Bank Shares are accepted for exchange pursuant to the Offer, and, if at the time notice of any such increase or decrease is first published, sent or given to holders of SQ Bank Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday in the United States or holiday in Uzbekistan and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

EXCHANGE OF BEDFORD SHARES FOR SQ BANK SHARES; DELIVERY OF BEDFORD SHARES

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Bedford will accept for exchange, and will exchange, Bedford Shares for SQ Bank Shares validly tendered and not properly withdrawn as promptly as practicable following the Expiration Date. In addition, subject to applicable rules of the Commission, Bedford expressly reserves the right to delay acceptance of or the exchange of SQ Bank Shares in order to comply with any applicable law. In all cases, exchange of SQ Bank Shares tendered and accepted for exchange pursuant to the Offer will be made only after receipt by the Exchange Agent of certificates for such SQ Bank Shares, a properly completed and duly executed Letter of Transmittal or facsimile thereof and any other required documents.

         Upon the terms and subject to the conditions of the Offer and the Agreement, including Bedford's rights to terminate, amend or extend the offer, Bedford will accept for exchange all validly tendered SQ Bank Shares. Each SQ Bank Shareholder may tender all or any portion of his or her SQ Bank Shares.

         For purposes of the Offer, Bedford will be deemed to have accepted for exchange SQ Bank Shares validly tendered and not withdrawn as, if and when Bedford gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such SQ Bank Shares pursuant to the Offer. The Exchange Agent will act as agent for tendering SQ Bank shareholders for the purposes of receiving the Bedford Shares and transmitting such Bedford Shares to tendering SQ Bank shareholders.

         If any tendered SQ Bank Shares are not accepted for exchange pursuant to the terms and conditions of the Offer for any reason, certificates for such unexchanged SQ Bank Shares will be returned without expense to the tendering SQ Bank shareholder, as soon as practicable following expiration or termination of the Offer.

         This exchange offer is being made in accordance with Regulation S of the U.S. Securities and Exchange Commission. Each holder of SQ Bank Shares who accepts the offer will be required to agree to resell the Bedford Shares only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933, as amended, or pursuant to an available exemption from registration; and to agree not to engage in hedging transactions with regard to such securities unless in compliance with that Act

         Under Regulation S, the shares of Bedford received in the exchange will be "restricted" securities within the meaning of Rule 144 under the Securities Act, the certificates for the Bedford Shares will bear a legend to that effect.

         In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from Bedford or any "affiliate" of Bedford, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1.0% of the then outstanding shares of common stock of Bedford or the average weekly trading volume of such common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about Bedford. If two years have elapsed since the date of acquisition of restricted shares from Bedford or from any "affiliate" of Bedford, and the acquiror or subsequent holder thereof is deemed not to have been an "affiliate" of Bedford at any time during the three months preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

         The restrictions described above will not apply to "offshore transactions" as defined in Regulation S generally, sales made to a person outside the United States who is not a U. S. person. Bedford Shares purchased in offshore transactions will continue to be restricted securities and will remain subject to the restrictions described above in the hands of the purchasers.

WITHDRAWAL RIGHTS

         Tenders of SQ Bank Shares made pursuant to the Offer are irrevocable, except that SQ Bank Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date.

         For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at 700000 Tashkent, GSP, Abdulla Tukay St. 3, and must specify the name of the person having tendered the SQ Bank Shares to be withdrawn, the number of SQ Bank Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such SQ Bank Shares. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the SQ Bank Shares withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of such certificates.

         All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Bedford, in its sole discretion, which determination shall be final and binding. Neither Bedford, the Exchange Agent, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any SQ Bank Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn SQ Bank Shares may be retendered by following the procedure described under "--Procedure for Tendering" at any time prior to the Expiration Date.

PROCEDURE FOR TENDERING

         For an SQ Bank shareholder validly to tender SQ Bank Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees, and any other required documents, must be transmitted to and received by the Exchange Agent at its address set forth above and certificates for tendered SQ Bank Shares must be received by the Exchange Agent at such address prior to the Expiration Date. Any SQ Bank shareholder that desires to tender SQ Bank Shares and whose certificates for such SQ Bank Shares are not immediately available or who cannot deliver all required documents to the Exchange Agent prior to the Expiration Date, should contact the Exchange Agent immediately at 700000 Tashkent, GSP, Abdulla Tukay St. 3.

         No signature guarantee is required on the Letter of Transmittal in cases where the Letter of Transmittal is signed by the registered holder(s) of the SQ Bank Shares tendered therewith. If the certificates for SQ Bank Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unexchanged SQ Bank Shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate documents evidencing the authority of the signer to tender the shares, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

         THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         In all cases, exchanges of SQ Bank Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of certificates for SQ Bank Shares, properly completed and duly executed Letter(s) of Transmittal (or facsimile(s) thereof), and any other required documents.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of SQ Bank Shares will be determined by Bedford, in its sole discretion, which determination shall be final and binding. Bedford reserves the absolute right to reject any and all tenders of SQ Bank Shares determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of Bedford's counsel, be unlawful. Bedford also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any SQ Bank Shares. No tender of SQ Bank Shares will be deemed to have been validly made until all defects and irregularities in tenders of SQ Bank Shares have been cured or waived. Neither Bedford, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any SQ Bank Shares or will incur any liability for failure to give any such notification. Bedford's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

         The tender of SQ Bank Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering SQ Bank shareholder and Bedford upon the terms and subject to the conditions of the Offer.

TERMINATION OF THE OFFER

         The Agreement and the Exchange Offer may be terminated by action of the Board of Directors of the Bank or the Board of Directors of Bedford by mutual agreement, or, under certain circumstances, including, if (a) the Exchange Offer shall not have been consummated by December 31, 1999, or (b) a United States federal or state court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided, that the party seeking to terminate the Agreement pursuant to clause (b) shall have used all reasonable efforts to remove such order, decree, ruling or injunction; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under the Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in that clause.

         Notwithstanding any other provision of the Offer, and subject to the Agreement, Bedford shall not be required to accept for exchange or exchange any SQ Bank Shares, may postpone the acceptance for exchange or exchange for tendered SQ Bank Shares and may, in its sole discretion, terminate or amend the Offer as to any SQ Bank Shares not then exchanged for any reason, including, without limitation, if at the Expiration Date either the Minimum Tender Condition has not been satisfied or waived or if on or prior to the Expiration Date, Bedford believes that the representations and warranties of the Bank contained in the Agreement are not, at that point, true and correct. Any conditions to this Offer are for the sole benefit of Bedford and may be asserted by Bedford regardless of the circumstances giving rise to any such conditions (including any action or inaction by Bedford) or may be waived by Bedford in whole or in part. The determination as to whether any condition has been satisfied shall be in the reasonable judgment of Bedford and will be final and binding on all parties. The failure by Bedford at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time, prior to the consummation of the Exchange Offer. Notwithstanding the fact that Bedford reserves the right to assert the failure of a condition following acceptance for exchange but prior to exchange in order to delay exchange or cancel its obligation to exchange properly tendered SQ Bank Shares, Bedford will either promptly exchange such SQ Bank Shares or promptly return such SQ Bank Shares.

ACCOUNTING TREATMENT

         Bedford will account for the acquisition of the SQ Bank Shares pursuant to the Offer using the pooling of interests method of accounting. Since Bedford is extremely small at the present time in relationship to the bank, its financial statements after the transaction will be substantially the same as the financial statements of the Bank before the transaction. The Bank's financial position and results of operations will not be included in Bedford's consolidated accounts prior to the consummation date of the Exchange Offer.

Dated: March 16, 1999

                              LETTER OF TRANSMITTAL

Dear Shareholder of O'zsanoatqurilishbank.:

         This Letter of Transmittal enables you to exchange your common shares or preferred shares ("Bank Shares") of O'zsanoatqurilishbank, ("Bank") for Bedford Holdings, Inc. ("Bedford") Common Stock, par about $0.001 per share (the "Bedford Shares"), as described more fully in the Offer of Exchange accompanying this letter. Please follow the instructions in this letter in order to exchange your Bank Shares and receive the benefits of our Offer. Capitalized terms used herein and not defined herein have the meanings ascribed to them in the Offer of Exchange. Simply complete and sign page 3 and the Form W-9 and return your certificate(s) with those documents in the enclosed envelope.

         Our Offer will expire at 5:00 p.m., Eastern Time, on the 90th day after the date of this letter (the "Expiration Date") unless extended. The Offer may also be terminated or amended by Bedford, in accordance with the terms of the Offer as set forth in the Offer of Exchange. Bank Shares which are tendered may be withdrawn at any time prior to the Expiration Date, provided that proper notice in writing or via telegraph, or facsimile transmission is timely received by the Exchange Agent listed in this Letter of Transmittal.

         Bedford's obligation to exchange the Bedford Shares for Bank Shares pursuant to the Offer is subject to (i) there being validly tendered and not withdrawn prior to the expiration date a number of Bank Shares which will constitute 80% of the outstanding Bank Shares (the "Minimum Tender Condition"),
(ii) the representations and warranties of Bank contained in the Exchange Agreement (as defined herein) being true and correct on the Expiration Date and related closing date, and (iii) the satisfaction of other conditions set forth in the Exchange Agreement.

         Bedford will accept for exchange all validly tendered Bank Shares,

         For further information or assistance regarding our Offer please call our representatives listed on the back.

         Thank you for your time and assistance in this matter.

                                                    Sincerely,

                                                    Bedford Holdings, Inc.

                        BANK SHAREHOLDER REPRESENTATIONS

         The Bank Shareholder executing the Letter of Transmittal, or on whose behalf the Letter of Transmittal is executed (the "Tendering Bank Shareholder"), hereby makes the following representations and warranties:

         1. The Tendering Bank Shareholder acknowledges receipt of the Bedford Offer of Exchange dated March 16, 1999 (the "Offer of Exchange") relating to the Exchange Offer.

         2. Upon the terms and subject to the conditions of the Offer, subject to, and effective upon, acceptance of the Bank Shares tendered with the Letter of Transmittal in accordance with the terms of the Offer, the Tendering Bank Shareholder sells, assigns and transfers to, or upon the order of, Bedford, all right, title and interest in and to all of the Bank Shares that are being tendered and any and all Bank Shares and other securities issued or issuable in respect thereof, and irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of the Tendering Bank Shareholder with respect to such Bank Shares, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to the full extent of the Tendering Bank Shareholder's rights with respect to such Bank Shares, to present such Bank Shares for transfer on the books of Bank and receive all benefits and otherwise exercise all rights of beneficial ownership of such Bank Shares all in accordance with the terms and the conditions of the Offer.

         3. The Tendering Bank Shareholder has full power and authority to tender, sell, assign and transfer the Bank Shares tendered and that when the same are accepted for exchange by Bedford, Bedford will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, claims, charges and encumbrances, and the same will not be subject to any adverse claim. The Tendering Bank Shareholder will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or Bedford to be necessary or desirable to complete the sale, assignment, and transfer of the Bank Shares tendered.

         4. All authority conferred or agreed to be conferred pursuant to the Letter of Transmittal shall not be affected by and shall survive the death or incapacity of the Tendering Bank Shareholder and any obligation of the Tendering Bank Shareholder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the Tendering Bank Shareholder. Subject to the withdrawal rights set forth under "The Offer--Withdrawal Rights" in the Offer of Exchange, the tender of Bank Shares made is irrevocable.

         5. The Tendering Bank Shareholder understands that tenders of Bank Shares pursuant to any one of the procedures described under "The Offer--Procedure for Tendering" in the Offer of Exchange and in the instructions to the Letter of Transmittal and acceptance of such Bank Shares will constitute a binding agreement between the Tendering Bank Shareholder and Bedford upon the terms and subject to the conditions set forth in the Offer.

         6. The Tendering Bank Shareholder is not a U.S. person as defined in Regulation S of the U.S. Securities and Exchange Commission, and is not acquiring the Bedford Shares for the account of a U.S. person, and agrees to resell the Bedford Shares only in accordance with the

Provisions of Regulation S, pursuant to registration under the Securities Act of 1933, as amended, or pursuant to an available exemption from registration, and agrees not to engage in hedging trransactions with regard to such securities unless in compliance with that Act.

         IN ORDER TO TENDER YOUR BANK SHARES, SIMPLY:

         1.       SIGN BY THE "X" IN THE BOX BELOW AND DATE

         2.       COMPLETE THE SUBSTITUTE FORM W-8 ACCOMPANYING THIS LETTER.

         I certify that I have read the instructions enclosed with and constituting a part of this Letter of Transmittal and that I comply with the Bank Shareholder Representation included with such Instructions.

                                            PLEASE SIGN HERE.


                                            x________________________________
                                            Signature(s) of Bank Shareholder(s)
Dated:       , 1999

         (Must be signed by registered holder(s) exactly as name(s) appear(s) on stock certificate(s). If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please provide the following information and see Instruction 4.)

Name(s)
________________________________________________________________________________

________________________________________________________________________________
      (Please Print)

Capacity (Full Title)___________________________________________________________

Address ________________________________________________________________________

City/State _____________________________________________________________________

(Telephone Number) _____________________________________________________________

         Complete the box below only if you wish to tender less than all the Bank Shares evidenced by your certificate(s)

CERTIFICATE NUMBER(S) AND BANK SHARES TENDERED (ATTACH ADDITIONAL LIST IF NECESSARY)


                                     Total Number of Bank Shares
                                     Evidenced by Certificate(s)       Number of Bank Shares Tendered*
Certificate Number(s)


Total Bank Shares




         * You must indicate if you are tendering less than all Bank Shares evidenced by any certificate(s) delivered to the Exchange Agent. See Instruction 3.

                            IMPORTANT TAX INFORMATION

         Under U.S. federal income tax law, reporting of income and withholding of U.S. taxes is required under certain circumstances. A Bank Shareholder ("Holder") who is not a U.S. citizen or resident is not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that Holder must submit to the Exchange Agent a properly completed Internal Revenue Service Form W-8 (a "Form W-8"), signed under penalties of perjury, attesting to that individual's exempt status. A Form W-8 is enclosed. See the enclosed Form W-8 for additional instructions.

         The Exchange Agent for the Offer is:

         O'zsanoatqurilishbank
         700000 Tashkent, GSP, Abdulla Tukay St. 3


         ANY BANK SHAREHOLDER THAT DESIRES TO TENDER BANK SHARES AND WHOSE CERTIFICATES FOR SUCH BANK SHARES ARE NOT IMMEDIATELY AVAILABLE OR WHO CANNOT DELIVER ALL REQUIRED DOCUMENTS TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE, SHOULD CONTACT THE EXCHANGE AGENT IMMEDIATELY AT (3712) 133-34-26.

                             BEDFORD HOLDINGS, INC.

                      INSTRUCTIONS TO LETTER OF TRANSMITTAL

              FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Letter of Transmittal and Certificates. The Letter of Transmittal is to be used when certificates are to be tendered in the Exchange Offer. Certificates for all physically tendered Bank Shares ("Bank Share Certificates"), as well as the Letter of Transmittal or facsimile thereof, properly completed and duly executed, and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth herein on or prior to the Expiration Date (as defined in the Offer of Exchange).

         The method of delivery of Bank Share Certificates and all other required documents is at the option and risk of the tendering Bank Shareholder, and the delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

         No alternative, conditional or contingent tenders will be accepted and no fractional Bank Shares will be accepted. All tendering Bank Shareholders, by execution of the Letter of Transmittal (or facsimile thereof) waive any right to receive any notice of the acceptance of their Bank Shares for exchange.

2. Inadequate Space. If the space provided herein is inadequate, the certificate numbers and/or the number of Bank Shares should be listed on a separate piece of paper and returned with the Letter of Transmittal.

3. Partial Tenders. If fewer than all the Bank Shares evidenced by any certificate submitted are to be tendered, fill in the number of Bank Shares which are to be tendered in the box on page 4 of the Letter of Transmittal. In such cases, new certificate(s) for the remainder of the Bank Shares that were evidenced by your old certificate(s) will be sent to you as soon as practicable after the Expiration Date. All Bank Shares represented by certificates delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

4. Signatures on Letter of Transmittal; Stock Powers and Endorsements. The signature(s) on the Letter of Transmittal must correspond with the name(s) as written on the face of the certificates without alteration, enlargement or any change whatsoever.

         If any of the Bank Shares tendered are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

         If you wish to tender Bank Shares and have more than one certificate and those certificates are registered in more than one name, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

         If the Letter of Transmittal or any certificates or stock powers are signed by trustees, executors, administrators, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to Bedford of their authority so to act must be submitted.

5. Stock Transfer Taxes. Bedford will pay or cause to be paid any stock transfer taxes with respect to the transfer and sale of Bank Shares to it or its order pursuant to the Offer.

6. Requests for Assistance or Additional Copies. Questions or requests for assistance may be directed to, or additional copies of the Offer of Exchange, the Letter of Transmittal and other exchange offer materials may be obtained from, the Exchange Agent at their its telephone number and/or address set forth on the back of the Letter of Transmittal.

7. Substitute Form W-8. Each tendering Bank Shareholder is required to provide the Exchange Agent with a Form W-8 accompanying this Letter of Transmittal. If a Bank Shareholder fails to provide this form to the Exchange Agent, such Shareholder may be subject to 31% backup withholding tax.

         IMPORTANT: The Letter of Transmittal or a facsimile copy thereof together with Bank Share certificates and all other required documents) must be received by the Exchange Agent on or prior to the Expiration Date.

         ANY BANK SHAREHOLDER THAT DESIRES TO TENDER BANK SHARES AND WHOSE CERTIFICATES FOR SUCH BANK SHARES ARE NOT IMMEDIATELY AVAILABLE OR WHO CANNOT DELIVER ALL REQUIRED DOCUMENTS TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE, SHOULD CONTACT THE EXCHANGE AGENT IMMEDIATELY AT (800) 829-8432.